Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-68196, 333-63597 and 333-125672) of Crawford United Corporation (the “Company”) of our report dated March 3, 2020, relating to the financial statements of MPI Products, Inc. as of December 31, 2019, which appears in this Form 8-K/A.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Cleveland, Ohio

March 13, 2020